EXHIBIT 10.13

PROMISSORY NOTE

LENDER:	BORROWER:

Stephen G. Luke 19991 N. 84TH Way Scottsdale, AZ 85255	Nationwide Financial Solutions, Inc. 3231 S. Country Club Way Suite 102 Tempe, AZ 85282

PRINCIPAL AMOUNT: $250,000	INTEREST RATE:
Fixed Rate of 18%
DATE OF NOTE: April 13, 2005

1.              Promise to Pay. Nationwide Financial Solutions, Inc., a Nevada corporation (“Borrower”), promises to pay to Stephen G. Luke, an individual, (“Lender”), or order, in lawful money of the United States of America, the principal amount of Two Hundred Fifty Thousand Dollars ($250,000), together with interest on the unpaid principal balance from the date of this Note until paid in full.

2.               Payment. The loan will be an interest only loan for the first thirty-six (36) months then converting to a payment schedule amortized over (5) years and Borrower will pay this loan in monthly payments of principal and accrued interest totaling $6,348.36 per month with all monthly payments referred to as “Monthly Payment.” Borrower’s first Monthly Payment is due May 13, 2008, and all subsequent Monthly Payments are due on the 13th day of every month thereafter. Borrower’s final payment of all principal and accrued interest not yet paid shall be due on or before April 13, 2013. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs, then to accrued unpaid interest and any remaining amount then to principal.

3.	Interest Rate. The interest rate on this Note is a fixed interest rate of 18%.

4.              Prepayment. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule, but rather, they will reduce the principal balance due and may result in Borrower’s making fewer payments.

5.              Default. Borrower will be in default if any of the following happens: (a) Borrower fails to make any payment within ten (10) days of when due; (b) Borrower breaks any promise Borrower has made to Lender, or Borrower fails to perform promptly at the time and strictly in the manner provided in this Note or any agreement including but not limited to the Loan Agreement related to this Note, or in any other agreement or loan Borrower has with Lender; (c) Any representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf is false or misleading in any material respect; (d) Borrower becomes insolvent, a receiver is appointed for any part of Borrower’s property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws; (e) Any creditor tries to take any of Borrower’s property; or (f) A sale of more than majority of the membership interests of Borrower or a sale of substantially all of the assets of Borrower.

6.              Late Charge and Additional Interest. Borrower recognizes that if it does not make the Monthly Payments when due, Lender will incur additional administrative expenses in servicing the loan, will lose the use of the money due and will be frustrated in meeting its other financial and loan commitments. Lender and Borrower acknowledge that different methods could be used to calculate Lender’s actual damages if the Monthly Payment is not made when due. To avoid disputes over which method shall apply, Borrower agrees that a late charge equal to three percent (3%) of each Monthly Payment which is not made when due is a reasonable method for calculating said damages. Borrower shall pay such late charge to Lender immediately after the due date for each Monthly Payment which is not made when due. The payment of such late charge shall not affect Lender’s other rights and remedies under this Promissory Note.

7.              Lender’s Rights. Upon default, including failure to pay any payment within ten (10) days of when due or upon the final maturity, whichever occurs first, Lender, at its option, may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, without notice, and then Borrower will pay that amount and may also, if permitted under applicable law, do one or both of the following: (a) increase the interest rate on this Note to 25%, and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). The interest rate will not exceed the maximum rate permitted by applicable law. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower also will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s attorney’s fees and legal expenses whether or not there is a lawsuit, including attorney’s fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law. This Note has been delivered to Lender and accepted by Lender in the State of Arizona. This Note shall be governed by and construed exclusively in accordance with the laws of the State of Arizona.

8.              Joint and Several Liability; Waiver of Maker. Maker and each party liable hereon in any capacity, whether as endorser, surety, guarantor or otherwise and all others who may become liable, primarily or secondarily, for all or any part of the Obligations, jointly and severally:

a.               waives presentment for payment, demand, protest and notice of presentment, notice of protest, notice of non-payment and notice of dishonor of this debt and each and every other notice of any kind respecting this Note and all lack of diligence or delays in collection or enforcement hereof,

b.                 agrees that Lender and any subsequent holder of this Note, at any time or times, without notice to the undersigned or its consent, may grant extensions of time, without limit as to the number of the aggregate period of such extensions, for the payment of any principal, interest or other sums due hereunder,

c.                 to the extent permitted by law, waives all exemptions under the laws of the State of Arizona and/or any state or territory of the United States,

d.                 consents to the release of any security, and agrees that any such extension or release may be made without notice to any of the parties and without in any way affecting or discharging liability for the obligations hereunder,

e.                 to the extent permitted by law, waives the benefit of any law or rule of law intended for its advantage or protection as an obligor hereunder or providing for its release or discharge from liability hereon, in whole or in part, on account of any facts or circumstances other than full and complete payment of all amounts due hereunder, and

f.                  agrees to pay, in addition to all other sums of money due, all cost of collection and attorney’s fees, whether suit be brought or not, if this Note is not paid in full when due, whether at the stated maturity or by acceleration.

9.	Miscellaneous.

a.                 It is not intended hereby to charge interest at a rate in excess of the maximum rate of interest permitted to be charged to Borrower under applicable law, but if, notwithstanding such intention, interest in excess of the maximum rate shall be paid hereunder, the excess shall be applied to principal and the interest rate on this Note shall be adjusted to the maximum permitted under applicable law during the period or periods that the interest rate otherwise provided herein would exceed such rate.

b.                 Any reference herein to the Lender shall be deemed to include and apply to every subsequent holder of this Note.

c.                 This Note shall be governed by and construed in accordance with the laws of the State of Arizona, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The Borrower agrees that process may be served upon it in any manner authorized by the laws of the State of Arizona for such person and waives and covenants not to assert or plead any objection that it might otherwise have to such jurisdiction and such process.

BORROWER:

Nationwide Financial Solutions, Inc.

By:	/s/ Darren Dierich
————————————————— Darren Dierich, Chief Financial Officer